Exhibit 99.1

Pixelworks Announces Chairman of the Board Retirement and Succession Plan
SAN JOSE, Calif., February 17, 2022 – Pixelworks, Inc. (NASDAQ: PXLW), a leading provider of innovative video and display processing solutions, today announced the Chairman of the Board of Directors, Richard L. Sanquini, has notified the Company of his intent to retire and not stand for reelection at the Company’s 2022 annual meeting, at which time he will transition to a role of Chairman Emeritus. Mr. Sanquini will serve out his remaining term as a director and Chairman, which expires immediately prior to the Annual Meeting.
The Board intends to nominate its current director Daniel J. Heneghan to succeed Sanquini as Chairman of the Board following the election of directors at the 2022 Annual Meeting. Mr. Heneghan has been an independent director on the Board since April 2006, and he currently serves as Chair of the Audit Committee as well as a member of the Corporate Governance and Nominating Committee. Prior to serving as a consultant to the semiconductor industry, he was the Vice President and Chief Financial Officer of Intersil Corporation and also previously served on the board of directors of Freescale Semiconductor, Micrel and NTELOS Holdings.
Commenting on the planned transition, Mr. Sanquini said, “It has been my distinct privilege to serve on the Board alongside esteemed colleagues since 2010, with each director contributing their superb expertise to help Todd and the executive team position Pixelworks for significant growth this year and well into the future.”
"On behalf of the Board and the entire Pixelworks team, we sincerely appreciate Dick’s committed service to the Company for more than a decade," stated Todd DeBonis, President and CEO of Pixelworks. “Dick’s contributions and support have been invaluable to the strategic positioning and accelerated growth of Pixelworks’ mobile business. I wish him the very best in his retirement, and I’m glad that he will continue to be available to advise the Company in his new role as Chairman Emeritus. I also looking forward to continuing to work closely with Dan as the incoming Chairman of the Board.”
About Pixelworks
Pixelworks (NASDAQ: PXLW) provide industry-leading content creation, video delivery and display processing solutions and technology that enable highly authentic viewing experiences with superior visual quality, across all screens – from cinema to smartphone and beyond. The Company has more than 20 years of history delivering image processing innovation to leading providers of consumer electronics, professional displays and video streaming services. For more information, please visit the company’s web site at www.pixelworks.com.
Note: Pixelworks and the Pixelworks logo are registered trademarks of Pixelworks, Inc.

Contacts:
Investor Contact
Shelton Group
Brett Perry
P: +1-214-272-0070
E: bperry@sheltongroup.com

Company Contact
Pixelworks, Inc.
Haley Aman
P: +1-503-601-4540
E: haman@pixelworks.com